CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$475,000	$33.87

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated May 25, 2010 (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$475,000 Super Track Digital Plus Notes due May 29, 2012 Linked to the Performance of a Weighted Basket of Three Asian Currencies Relative to the Euro Global Medium-Term Notes, Series A, No. F-141

Key Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	May 25, 2010

Issue Date:	May 28, 2010

Final Valuation Date:	May 23, 2012‡‡

Maturity Date:	May 29, 2012‡‡ (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	An equally-weighted basket consisting of the currency exchange rates between (i) the Euro and the South Korean won (the “EUR-KRW” currency exchange rate), (ii) the Euro and the Indonesian rupiah (the “EUR-IDR” currency exchange rate), and (iii) the Euro and the Singapore dollar (the “EUR-SGD” currency exchange rate”) (each, a “currency exchange rate” and a “basket component”). The currency exchange rates on any given day, including the initial valuation date and the final valuation date, will be determined by the calculation agent in accordance with the following:

(a) where the currency exchange rate is EUR-KRW, the South Korean won per Euro exchange rate, which will be determined as the rate equal to the South Korean won per U.S. dollar exchange rate, which appears on Reuters Screen KFTC18 at approximately 3:30 p.m. Seoul time, multiplied by the average of the bid and offer of the U.S. dollar per Euro exchange rate, which appears on Reuters screen TKYFX below the caption “EUR/DLR” at approximately 1:00 p.m., Singapore time;

(b) where the currency exchange rate is EUR-IDR, the Indonesian rupiah per Euro exchange rate, which will be determined as the rate equal to the Indonesian rupiah per U.S. dollar exchange rate, which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m. Singapore time, multiplied by the average of the bid and offer of the U.S. dollar per Euro exchange rate, which appears on Reuters screen TKYFX below the caption “EUR/DLR” at approximately 1:00 p.m., Singapore time; and

(c) where the currency exchange rate is EUR-SGD, the Singapore dollar per Euro exchange rate, which will be determined as the rate equal to the Singapore dollar per U.S. dollar exchange rate, which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m. Singapore time, multiplied by the average of the bid and offer of the U.S. dollar per Euro exchange rate, which appears on Reuters screen TKYFX below the caption “EUR/DLR” at approximately 1:00 p.m., Singapore time.

Minimum Coupon Percentage:	26%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the basket ending level is greater than or equal to the basket starting level, you will receive at maturity a cash payment equal to the principal amount of your Notes plus (i) 100% of your principal amount multiplied by (ii) the greater of (a) the minimum coupon percentage and (b) the reference asset return, calculated as follows:

$1,000 + [$1,000 × the greater of (a) Minimum Coupon Percentage and (b) Reference Asset Return]

If the basket ending level is less than the basket starting level, you will lose 1% of the principal amount of your Notes for every 1% that the reference asset return is less than 0%. Accordingly, if the reference asset return is less than 0%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes; however the payment at maturity will not be less than $0.00.

Reference Asset Return:	The performance of the reference asset from the basket starting level to the basket ending level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 100 on the initial valuation date.

Basket Ending Level:

The basket ending level will be calculated as follows:

100 × [1 + (KRW return × 1/3) + (IDR return × 1/3) + (SGD return × 1/3)]

The returns set forth in the formula above reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Where,

Initial Rate = the initial rate for each basket component is 1544.149500 with respect to EUR-KRW, 11493.460000 with respect to EUR-IDR, and 1.740500 with respect to EUR-SGD, which, in each case is the currency exchange rate on the initial valuation date, determined as described under “Reference Asset.”

Final Rate = The currency exchange rate on the final valuation date, determined as described under “Reference Asset.”

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06740LTU9/US06740LTU97

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	2%	98.00%
Total	$475,000	$9,500	$465,500

‡‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 2% of the principal amount of the notes, or $20 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

Hypothetical Examples of Amounts Payable at Maturity

The table and examples set forth below are provided for illustration purposes only. Assumptions in the table and in each of the examples are purely fictional and do not relate to any actual reference level or reference asset return. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the reference asset on the final valuation date relative to the currency exchange rate on the initial valuation date. We cannot predict the reference asset return.

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on the initial rates as stated below and a minimum coupon percentage of 26%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Ending Level	Reference Asset Return	Payment at Maturity	Total Return on the Notes
155.000	55.000%	$1,550.000	55.000%
145.000	45.000%	$1,450.000	45.000%
135.000	35.000%	$1,350.000	35.000%
126.000	26.000%	$1,260.000	26.000%
115.000	15.000%	$1,260.000	26.000%
112.000	12.000%	$1,260.000	26.000%
110.000	10.000%	$1,260.000	26.000%
105.000	5.000%	$1,260.000	26.000%
100.000	0.000%	$1,260.000	26.000%
95.000	-5.000%	$950.000	-5.000%
90.000	-10.000%	$900.000	-10.000%
85.000	-15.000%	$850.000	-15.000%
80.000	-20.000%	$800.000	-20.000%
70.000	-30.000%	$700.000	-30.000%
60.000	-40.000%	$600.000	-40.000%
50.000	-50.000%	$500.000	-50.000%
40.000	-60.000%	$400.000	-60.000%
30.000	-70.000%	$300.000	-70.000%
20.000	-80.000%	$200.000	-80.000%
10.000	-90.000%	$100.000	-90.000%
0.000	-100.000%	$0.000	-100.000%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: In this case, the South Korean won and the Indonesian rupiah strengthen against the Euro (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per Euro), and the Singapore dollar weakens against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EUR-KRW	1544.149500	1389.734550	1/3	10.00%
EUR-IDR	11493.460000	10344.114000	1/3	10.00%
EUR-SGD	1.740500	1.827525	1/3	-5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (10.00% × 1/3) + (10.00% × 1/3) + (-5.00% × 1/3) ]= 105

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

105 - 100	= 5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 5.00% is greater than 0% and the minimum coupon percentage is greater than the reference asset return, the investor receives a payment at maturity of $1,260.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Minimum Coupon Percentage]

$1,000 + [$1,000 × 26%] = $1,260.00

PS–3

Example 2: In this case, the South Korean won strengthens against the Euro (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per Euro), and the Indonesian rupiah and the Singapore dollar weaken against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EUR-KRW	1544.149500	1466.942025	1/3	5.00%
EUR-IDR	11493.460000	12642.806000	1/3	-10.00%
EUR-SGD	1.740500	1.914550	1/3	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (5.00% × 1/3) + (-10.00% × 1/3) + (-10.00% × 1/3) ] = 95

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

95 - 100	= -5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of -5% is less than 0%, the investor will receive a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -5.00%)] = $950.00

Example 3: In this case, all three reference currencies strengthen against the Euro (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EUR-KRW	1544.149500	1080.904650	1/3	30.00%
EUR-IDR	11493.460000	8045.422000	1/3	30.00%
EUR-SGD	1.740500	1.218350	1/3	30.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

PS–4

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (30.00% × 1/3) + (30.00% × 1/3) + (30.00% × 1/3) ] = 130

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

130 -100	= 30.00%
100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 30.00% is greater than 0% and greater than the minimum coupon percentage, the investor receives a payment at maturity of $1,300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 30.00%)] = $1,300.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the currency exchange rates and the basket ending level are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket.”

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to a return equal to the greater of the minimum coupon percentage or the reference asset return if the reference asset return is greater than or equal to 0%, in addition to the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S.-source ordinary income or loss. If you are a noncorporate holder, you will generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

PS–5

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would be long-term capital gain or loss if you have held your Notes for more than one year. More specifically a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “forward contract” or a “similar financial instrument” for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult with your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a United States holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as a non-forward executory contract over the Reference Asset. In such case, the Internal Revenue Service could take the position that the election described above, which generally permits a taxpayer to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss, is not available to a holder of a non-forward executory contract. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” (such as your Notes) with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PS–6

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in South Korean won, Indonesian rupiah, Singapore dollar or the Euro. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative. If the reference asset return is below 0%, your investment will be fully exposed to any decline in the basket and you may lose up to 100% of your initial investment.

•

Notes Bullish on the South Korean Won, Indonesian Rupiah and the Singapore Dollar and Bearish on the Euro—The reference asset return will only be positive if, on average, the value of South Korean won, Indonesian rupiah and Singapore dollar strengthen relative to the Euro. If, on average, the value of the South Korean won, Indonesian rupiah and Singapore dollar depreciate relative to the Euro over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•

Emerging markets risk—The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which we have no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. Fluctuations in spot exchange rates that have occurred in the past, are not necessarily indicative of fluctuations that can occur during the term of this investment. The volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment. Emerging market currencies include the South Korean won, Indonesian rupiah and Singapore dollar.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury

PS–7

Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes in this pricing supplement provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract over the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this pricing supplement and consult your tax advisor with any questions.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

On May 25, 2010, the currency exchange rates, as determined under “Reference Asset” on the first page of this pricing supplement, were as follows: 1544.149500 in respect of EUR-KRW, 11493.460000 in respect of EUR-IDR, and 1.740500 in respect of EUR-SGD.

The following graphs set forth the historical performance of the currency exchange rates comprising the basket from January 1, 2001 through May 25, 2010 based on information obtained from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the currency exchange rates should not be taken as an indication of future performance of the currency exchange rates, and no assurance can be given as to the levels of the basket components on the final valuation date. We cannot give you assurance that the performance of the currency exchange rates will result in return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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